Community Home Mortgage Corporation
510 Broadhollow Road
Melville, NY 11747
Tel: (631) 391-9100

August 27, 2001

Christian N. Windsor, ESQ.
United State Securities and Exchange Commission
450 Fifth Street NW
mail Stop 4-8
Washington, DC 20549-0408

          RE:         Withdrawal of Registration Statement on Form SB-2
                         Community Home Mortgage Corporation
                          File Number 333-50876
                           CIK Number 0001128543

Dear Mr. Windsor:

Pursuant to Rule 477 under the Securities Act of 1933, as amended, the undersigned registrant hereby requests that its Registration Statement on Form SB-2 be withdrawn from registration immediately due to the market conditions. There were no shares of stock sold or issued while in registration.

                                                                                Very truly yours,

                                                                                 /s/ Ira Silverman
                                                                                 Ira Silverman, President